Exhibit 99.1

1st Mariner Bancorp Completes Sale of Mariner Finance; Company Receives Deficiency Notices from NASDAQ

Proceeds from Mariner Finance sale to Increase Capital Ratios of 1st Mariner Bank Subsidiary

BALTIMORE, Dec. 15 /PRNewswire-FirstCall/ — 1st Mariner Bancorp (Nasdaq: FMAR) announced today that it has successfully completed the sale of its consumer finance company subsidiary, Mariner Finance, LLC, for a purchase price of approximately $10.7 million. The transaction was originally announced on October 13, 2009.

1st Mariner Bancorp received $8.9 million in cash at closing and a 5% ownership stake in the new Mariner Finance entity. Under terms of the sale, $1.1 million was placed in an escrow account to be paid to 1st Mariner no later than 18 months after the closing, after deducting any indemnification claims.

The proceeds of the sale will be used to increase the capital reserves of 1st Mariner Bancorp’s wholly owned 1st Mariner Bank. The bank consented to an FDIC order issued September 18, 2009 to achieve and maintain a Tier 1 Leverage Capital ratio of at least 7.5% and a Total Risk-Based Capital ratio of at least 11% within the next nine months.

Edwin F. Hale Sr., Chairman and CEO of 1st Mariner Bancorp, said, “The successful close of the sale of Mariner Finance completes one significant element of the Company’s business strategy, and the Bank continues to pursue plans to increase its capitalization through capital raising efforts balance sheet management, and expense control.”

Mariner Finance, LLC will continue to operate with no significant changes to its management, staff, products or locations. Mariner Finance, LLC will continue to operate under its current name, its headquarters will remain in Baltimore, and its customers and vendors should not be affected as a result of the sale. Janney Montgomery Scott served as the financial advisor for 1st Mariner Bancorp and Mariner Finance, LLC.

NASDAQ Deficiency Notices

Additionally, the Company today announced that on December 10, 2009, it received two letters from The NASDAQ Stock Market providing notice that it had not maintained the continued listing standards for the minimum market value of publicly held shares (“MVPHS”) of $5 million and a minimum bid price of $1.00.

NASDAQ notified the Company that for 30 consecutive business days, the Company’s common stock had not maintained a minimum MVPHS of $5 million as required for continued inclusion on The Nasdaq Global Market by Listing Rule 5450(b)(1)(c). NASDAQ has provided the Company 90 calendar days, or until March 10, 2010, to regain compliance with this rule. This notification has no effect on the listing of the Company’s securities at this time. The Company can achieve compliance with this rule if the MVPHS is at least $5 million for a minimum of 10 consecutive business days at any time before March 10, 2010. If the Company does not regain compliance by March 10, 2010, it may apply for a transfer of its securities to the NASDAQ Capital Market, which has a MVPHS requirement of $1 million.  As of the date of this release, the Company’s MVPHS was approximately $5.2 million.

Additionally, NASDAQ notified the Company that for 30 consecutive business days, the Company’s common stock had not maintained a minimum bid price of $1.00 per share as required for continued inclusion on The Nasdaq Global Market by Listing Rule 5450(a)(1). NASDAQ has provided the Company 180 calendar days, or until June 8, 2010, to regain compliance with this rule. This notification has no effect on the listing of the Company’s securities at this time. The Company will be in compliance with this rule if the bid price of the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days at any time before June 8, 2010. If the Company does not meet the minimum bid requirement by June 8, 2010 but would otherwise meet all NASDAQ Capital Market initial inclusion requirements except bid price, the Company could apply to be listed on the NASDAQ Capital Market and the Company would have 180 additional days to regain compliance with the $1.00 minimum bid price requirement, which the Company would regain if the bid price of the Company’s common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days.

If the Company is unable to regain compliance with these continued listing standards or transfer its securities to the NASDAQ Capital Market, the Company’s securities will be delisted. At that time, the Company may appeal the delisting determination to a Listings Qualifications Panel.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that 1st Mariner Bancorp files with the Securities and Exchange Commission entitled “Risk Factors.”

CONTACT: Bill Atkinson of Weber Shandwick for 1st Mariner Bancorp, +1-410-558-2100